Exhibit 99.1

TerraForm Global Operating, LLC Announces Completion of Consent Solicitation

Bethesda, MD, September 2, 2016 (GLOBENEWSWIRE) – TerraForm Global, Inc. (Nasdaq: GLBL) (the “Company”), a global owner and operator of clean energy power plants, today announced that its subsidiary TerraForm Global Operating, LLC (“TerraForm Global”) has successfully completed the solicitation of consents (the “Consent Solicitation”) from holders of record as of 5:00 p.m., New York City time, on August 25, 2016 (the “Record Date”) of its 9.75% Senior Notes due 2022 (the “Notes”) to obtain waivers (the “Waiver”) relating to certain reporting covenants under the indenture dated as of August 5, 2015 (as supplemented, the “Indenture”), among TerraForm Global, as issuer, the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), and to effectuate certain amendments to the Indenture (the “Amendments”).

The Consent Solicitation received broad support from the holders of the Notes and provides the Company additional time as it works to complete its audit and annual report for the 2015 fiscal year as well as its subsequent quarterly financial statements and quarterly reports. As described in more detail below, under the terms of the Waiver, the deadline to comply with the reporting covenants in the Indenture relating to the filing of the Company’s Form 10-K for 2015 and Form 10-Q for the first quarter of 2016 was extended to December 6, 2016. Compliance with the reporting covenant in the Indenture relating to the filing of the Company’s Form 10-Q for the second quarter of 2016 was also waived until December 6, 2016, and consequently no event of default is expected to occur with respect to this Form 10-Q unless such Form 10-Q were not filed by early 2017.

“Today’s announcement marks another positive step forward for TerraForm Global,” said Peter Blackmore, Chairman and Interim CEO of the Company. “We are pleased to have worked closely with our bondholders throughout the process and appreciate their support. On behalf of the Board and management team, we remain committed to taking further actions to enhance value for our stakeholders through efficiently operating our business.”

The Consent Solicitation expired at 5:00 p.m., New York City time, on Thursday, September 1, 2016. TerraForm Global received validly delivered and unrevoked consents from the Holders (as defined in the Consent Solicitation Statement of TerraForm Global dated August 26, 2016) of a majority in aggregate principal amount of the Notes outstanding as of the Record Date (the “Consenting Holders”), as reported by Global Bondholder Services Corporation, the Tabulation Agent. TerraForm Global paid, through the Tabulation Agent, to each Consenting Holder a consent fee of $5.00 for each $1,000 principal amount of the Notes held by such Holder as to which TerraForm Global received and accepted consents. In addition, in connection with the consummation of the Consent Solicitation, TerraForm Global, the Guarantors party thereto and the Trustee executed the Second Supplemental Indenture, dated as of September 2, 2016, to the Indenture, to effectuate the Amendments. The Waiver Effectiveness Date for purposes of the Consent Solicitation is 11 a.m., New York City time, on Friday, September 2, 2016.

The Waiver, which became effective simultaneously upon the payment of the Consent Fee and effectiveness of the Amendments, waives any and all Defaults or Events of Default (as such terms are defined in the Indenture) existing as of the Waiver Effectiveness Date, and the consequences thereof, with respect to any failure to comply with the Indenture, the Notes or the Note Guarantees (as defined in the Indenture) that may have occurred, directly or indirectly, as a result of, arising from, relating to or in connection with a failure to comply with the covenants set forth in Section 4.03 of the Indenture other than those under Section 4.03(a)(3) thereof relating to current reports on Form 8-K (such covenants, other than those under Section 4.03(a)(3) thereof, being referred to herein as the “Annual and Quarterly Reporting Covenants”) and (ii) compliance with the Annual and Quarterly Reporting Covenants, in each case from the Waiver Effectiveness Date until 5:00 p.m., New York City time, on December 6, 2016 (such time and date, the “Waiver Expiration Date”), if TerraForm Global has not, by the Waiver Effectiveness Date, filed with the Securities and Exchange Commission or made publicly available all annual and quarterly reports that would have been required to be so filed or made publicly available pursuant to the Annual and Quarterly Reporting Covenants and cured each Default or Event of Default in connection therewith.

In addition, under the Waiver, in the event that (x) the Company publicly announces at any time an M&A Transaction (as defined in the Consent Solicitation Statement of TerraForm Global dated August 26, 2016) that has been approved by the Board of Directors of the Company and (y) such M&A Transaction includes an offer by TerraForm Global (or one of its affiliates) or a potential acquiror (or one of its affiliates) to each Holder (as defined in the Indenture) of the Notes to repurchase all of that Holder’s Notes at a purchase price in cash at least equal to 101% of the aggregate principal amount of such Notes repurchased, plus accrued and unpaid interest, if any, on such Notes repurchased to the date of repurchase (such an offer, a “Repurchase Offer”), compliance with the Annual and Quarterly Reporting Covenants will be suspended beginning on the date of such public announcement and the Waiver will continue in full force and effect regardless of the Waiver Expiration Date; provided that such suspension of compliance with the Annual and Quarterly Reporting Covenants shall cease on the date that is six months following the date of such public announcement if such M&A Transaction (or any other M&A Transaction meeting the requirements of the preceding clause (y) relating to a Repurchase Offer) has not been consummated within such six months; provided, further, that if such M&A Transaction (including such other M&A Transaction meeting the requirements of the preceding clause (y) relating to a Repurchase Offer) has been consummated within such six months (it being understood that such M&A Transaction shall have met the requirement of the preceding clause (y) relating to a Repurchase Offer), (x) any and all Defaults or Events of Default existing as of the consummation of such M&A Transaction, and the consequences thereof, with respect to any failure to comply with the Indenture, the Notes or the Note Guarantees that may have occurred, directly or indirectly, as a result of, arising from, relating to or in connection with a failure to comply with the Annual and Quarterly Reporting Covenants will be waived and (y) compliance with the Annual and Quarterly Reporting Covenants will be waived with respect to any fiscal quarter or fiscal year (other than (i) the first full fiscal quarter that begins after the consummation of such M&A Transaction and any subsequent fiscal quarter thereafter and (ii) the first full fiscal year that begins after the consummation of such M&A Transaction and any subsequent fiscal year thereafter) (it being understood that, with respect to each such fiscal period in (i) and (ii) of this clause (y), compliance with the Annual and Quarterly Reporting Covenants shall again apply).

About TerraForm Global

TerraForm Global is a renewable energy company that is changing how energy is generated, distributed and owned. TerraForm Global creates value for its investors by owning and operating clean energy power plants in high-growth emerging markets. For more information about TerraForm Global, please visit: www.terraformglobal.com.

Contacts:

Investors:

Brett Prior
TerraForm Global
investors@terraform.com
(650) 889-8628

Media:

Meaghan Repko / Joseph Sala / Nicholas Leasure
Joele Frank, Wilkinson Brimmer Katcher
media@terraform.com
(212) 355-4449